Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Parallel Petroleum Corporation
Midland, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-90296 and No. 333-112518) and Form S-8 (No. 33-57348, No. 333-34617 and No. 333-669380) of Parallel Petroleum Corporation of our report dated May 31, 2006, relating to the Statements of Revenues and Direct Operating Expenses of the Oil and Natural Gas Properties Purchased in the Barnett Shale Gas Project for the year ended December 31, 2005, which report appears in the Current Report on Form 8-K/A (Amendment No. 1) of Parallel Petroleum Corporation dated May 31, 2006.
/s/ BDO Seidman, LLP
Houston, Texas
May 31, 2006